Exhibit 99.1

FOR IMMEDIATE RELEASE

The Beachbody Company Announces BODi: A New Interactive Premium Tier for

Beachbody on Demand; Underpinned by Partnership with Feed.fm

BODi combines the immersive, personalized experience of in-person classes with the convenience of at-home workouts

Partnership with Feed.fm provides access to deep music library of popular artists, enabling curation and delivery of engaging musical content

Santa Monica, Calif. – May 19, 2021 – The Beachbody Company Group, LLC (“Beachbody”), a leader in subscription health and wellness, today announced that it will launch a new live interactive content subscription offering in September 2021. BOD Interactive (BODi – pronounced “body”) demonstrates the investment Beachbody has made in world-class trainers and cutting-edge technology to bring the experience and energy of a group fitness experience into the home.

“BODi’s approach to fitness streaming will transform members’ living rooms into a high energy, group fitness class,” said Carl Daikeler, Co-founder, Chairman and CEO of Beachbody. “What we believe distinguishes BODi from any other streaming fitness offering is the fact that BODi’s technology-enabled experience will allow subscribers and Beachbody trainers to have direct access to one another. This offering will further elevate live and connected at-home workout content with stunning production value. When combined with the ability to personalize music while remaining on beat with the instructor, BODi will provide an at-home fitness experience beyond anything in the market today.”

Using Beachbody’s renowned approach to engaging content, and supported by innovative technology and a strategic partnership with Feed.fm, BODi will enhance the at-home experience with personalization and live interaction between members and trainers, including:

•	Through “BODcast,” members can opt-in to appear as part of the curated onscreen “cast” of the workout, with their image projected on the LED wall on stage during select classes.

•	BODi trainers will provide specific technique corrections to the BODcast, benefitting thousands of live viewers with specific form corrections and real-time motivation during every workout.

•

Leveraging Feed.fm capabilities, users can follow the trainer’s curated soundtrack for the workout, or choose from multiple genres so they can work out to music of their choosing while staying on beat with the rest of the class.

BODi subscribers will have access to a broad offering of daily live and on-demand classes that feature an incredible line up of its most well-known trainers, offering:

•	Live and on-demand “virtual group” fitness classes including indoor cycling, cardio, HIIT, strength training, Pilates, barre, and yoga.

•	Access to popular trainers such as Shaun T, Autumn Calabrese, Jericho McMatthews, Joel Freeman, Megan Davies, Idalis Velazquez, Amoila Cesar, and others.

•	New indoor cycling and functional training classes from former Senior Peloton Instructor Jennifer Jacobs, taught in English and French.

•

At launch, users of the MYX indoor cycle will have the ability to stream any BODi workout on the MYX touchscreen tablet, while using Myx’s patented heart-rate training technology for motivation and to maximize results.

The BODi tier will be priced at an additional $19.95 per month on top of the current BOD membership.

The announcement of BODi follows Beachbody’s plans to go public via a three-way merger with Forest Road Acquisition Corp. (NYSE: FRX), a publicly traded special purpose acquisition company, and Myx Fitness Holdings, LLC (“Myx”), an at-home connected fitness platform featuring a stationary cycle plus accessories. Upon closing of the business combination transaction, the combined company will be renamed “The Beachbody Company” and will be the parent of three premium content and technology-driven businesses: Beachbody on Demand (“BOD”), Openfit and Myx. Following the business combination, the company will continue to strengthen its at-home fitness offerings, which include Myx updates such as the BODi integration and Openfit content being offered to existing and new connected fitness customers.

The transaction is expected to close in the second quarter of 2021 and the combined company will be listed on the NYSE under a new ticker symbol, “BODY.”

About The Beachbody Company Group, LLC

Headquartered in Santa Monica, Beachbody is a worldwide leader in health and fitness, with a 22-year track record of creating innovative content and powerful brands. With 2.6 million paid digital fitness subscribers across two platforms, a nationwide peer-support system of over 400,000 influencers and coaches as of December 2020, plus a premium portfolio of branded nutrition products, Beachbody is a leading holistic health and wellness company with over $1 billion in revenue projected in 2021. Beachbody, the parent company to the Beachbody On Demand platform and the fast-growing DTC platform Openfit, recently entered into a pending three-way merger agreement with Forest Road Acquisition Corp. (“FRX”), a publicly traded special purpose acquisition company, and Myx, an at-home connected fitness platform, that will make it a public company. For more information, please visit TheBeachbodyCompany.com.

About Myx Fitness Holdings, LLC

Myx delivers a revolutionary and personalized solution for its members to make connected fitness part of their daily lives. The brand’s cornerstone products, The MYX and The MYX Plus, offer professional-quality equipment at an affordable price, hundreds of on-demand classes, combined with expert coaching on a digital platform, designed to improve endurance, strength, mobility and flexibility. Using science-backed methods, Myx utilizes proprietary heart rate technology and cross-training, brought to life through positive coaching, to deliver lasting results. Myx is available starting at $1,299 with delivery nationwide in approximately one to three weeks depending on location and scheduling availability.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between Beachbody, Myx and FRX, including statements regarding the anticipated benefits of the transaction, the anticipated timing of the transaction, future financial condition and performance of The Beachbody Company and expected financial impacts of the transaction (including future revenue, pro forma equity value and cash balance), the satisfaction of closing conditions to the transaction and the concurrent PIPE transaction, the level of redemptions by FRX’s public stockholders and the products and markets and expected future performance and market opportunities of The Beachbody Company. These forward-looking statements generally are identified by the words “believe,”

“project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of FRX’s securities, (ii) the risk that the transaction may not be completed by FRX’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by FRX, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the approval of the merger agreement by the stockholders of FRX, the satisfaction of the minimum trust account amount following any redemptions by FRX’s public stockholders and the receipt of certain governmental and regulatory approvals, (iv) the lack of a third party valuation in determining whether or not to pursue the proposed transaction, (v) the inability to complete the PIPE transaction, (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (vii) the effect of the announcement or pendency of the transaction on Beachbody’s business relationships, operating results, and business generally, (viii) risks that the proposed transaction disrupts current plans and operations of Beachbody, (ix) the outcome of any legal proceedings that may be instituted against Beachbody or against FRX related to the merger agreement or the proposed transaction, (x) the ability to maintain the listing of FRX’s securities on a national securities exchange, (xi) changes in the competitive and regulated industries in which Beachbody and Myx operate, variations in operating performance across competitors, changes in laws and regulations affecting the business of Beachbody and Myx and changes in the combined capital structure, (xii) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities, (xiii) the risk of downturns and a changing regulatory landscape in the highly competitive residential real estate industry, and (ix) costs related to the transaction and the failure to realize anticipated benefits of the transaction or to realize estimated pro forma results and underlying assumptions, including with respect to estimated shareholder redemptions. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the registration statement on Form S-4 discussed below and other documents filed by FRX from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Beachbody and FRX assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. None of Beachbody, Myx or FRX gives any assurance that Beachbody, Myx or FRX, or the combined company, will achieve its expectations.

Important Information and Where to Find It

This press release relates to a proposed transaction among Beachbody, FRX, and Myx. This press release does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. FRX has filed a registration statement on Form S-4 with the SEC, which includes a document that serves as a prospectus and proxy statement of FRX, referred to as a proxy statement/prospectus. A proxy statement/prospectus will be sent to all FRX shareholders. FRX also will file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and security holders of FRX are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by FRX through the website maintained by the SEC at www.sec.gov.

Participants in the Solicitation

FRX and its directors and executive officers may be deemed to be participants in the solicitation of proxies from FRX’s shareholders in connection with the proposed transaction. A list of the names of such directors and executive officers and information regarding their interests in the business combination will be contained in the proxy statement/prospectus when available. You may obtain free copies of these documents as described in the preceding paragraph.

Contact:

ICR

BODYPR@icrinc.com

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